Exhibit 23.1.2




                 CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 26, 1994 relating to the consolidated financial statements of UOP and its subsidiaries, which appears on page 17 of Union Carbide Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, which is incorporated by reference in Union Carbide Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.





/s/ Price Waterhouse LLP
Price Waterhouse LLP


Chicago, Illinois
December 5, 1996